UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2014

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25809	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Blvd., Suite 220, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K of Apollo Medical Holdings, Inc. (the “Company”), filed with the Securities and Exchange Commission on May 22, 2014 (the “Original Filing”). The Original Filing described the appointment of Mitchell R. Creem as the Chief Financial Officer and Principal Financial and Accounting Officer of the Company. This Form 8-K/A describes additional terms of the consulting agreement pursuant to which Mr. Creem will provide services as the Company’s Chief Financial Officer and Principal Financial and Accounting Officer. Except as specifically amended herein, the Original Filing remains unchanged.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2014, the Company and Bridgewater Healthcare Group, LLC (“Bridgewater”) entered into a consulting agreement (the “Consulting Agreement”), effective as of May 20, 2014 (the date Mr. Creem was appointed as Chief Financial Officer and Principal Financial and Accounting Officer), pursuant to which Bridgewater agreed to make available the services of Mr. Creem as Chief Financial Officer and Principal Financial and Accounting Officer of the Company. Mr. Creem is the sole member and manager of Bridgewater. The Company will pay Bridgewater $10,000 per month and the Company will grant to Bridgewater, during each month in which the Consulting Agreement is effective, a fully vested option to purchase 5,000 shares of the Company’s Common Stock, at an exercise price equal to $1.00 per share, except as otherwise agreed. The Company also agreed to reimburse Bridgewater for reasonable travel and other expenses actually and properly incurred by Mr. Creem in carrying out his obligations under the Consulting Agreement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.01 hereto and the terms of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.01	Consulting Agreement, between Apollo Medical Holdings, Inc. and Bridgewater Healthcare Group, LLC, dated May 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: July 2, 2014	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer